Exhibit 23.6

Consent of R. L. Polk & Co.

We hereby consent to the inclusion in the Registration Statement on Form S-1 of AutoTrader Group, Inc. and the related prospectus of references to us and our 2011 Polk Automotive Influence Study, including any related research and reports and all information derived therefrom.

/s/ Michael Osaer Vice President – Product Management R. L. Polk & Co.

July 25, 2012